Kearny Federal Savings Bank to Host Fall Festival at
                       New Lanoka Harbor Branch 10/24/2005

Fairfield, NJ... Kearny Federal Savings Bank announced the opening of its new Lanoka Harbor Branch, open 7 days a week, at 630 North Main Street (Hwy 9).

In celebration of Kearny Federal's 26th branch location, the Bank is hosting a Fall Festival Grand Opening Celebration at their new location on Saturday, October 29th from 9 am to 2 pm.

WOBM radio will be broadcasting live from the branch from 10 am - 12 noon with music, entertainment and free gifts. Free face painting and balloon animals will be offered to children from 9 am to 1 pm. Any child under the age of 12 years who comes in costume will receive a special Halloween bag filled with treats. A caricaturist will also be in attendance from 9 am to 1:30 pm to draw a distinctive sketch of yourself suitable for framing.

The first 200 adults on opening day are guaranteed a prize from the Bank's specially created "Prize Pumpkin Patch" with pumpkins containing as much as $250 cash. Visitors will also have a chance to win a Panasonic 5- DVD changer; a Sony DVD Home Theatre Surround Sound System; a Panasonic 20" Flat Screen DVD/VCR Combo and a Cannon Digital Camcorder just by filling out an entry blank.

The Bank is also offering a special 1/4% rate reduction on a Home Equity Loan, as well as special rates on a CD, Money Market and Personal Interest Checking Accounts through March 31, 2006.

Kearny Federal Savings Bank, a federally-charted stock savings bank, has supported the communities it serves since 1884. The Bank has assets in excess of $2 billion and operates 26 full-service banking offices in Bergen, Hudson, Morris, Passaic, Middlesex, Essex, Union and Ocean counties.